UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 19, 2025

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VSTM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On October 19, 2025, Verastem, Inc. (the “Company”) issued a press release announcing updated safety and efficacy data from the GFH375 (known as VS-7375 in the U.S.) (“VS-7375”) Phase 1/2 monotherapy study in patients with advanced KRAS G12D mutant pancreatic ductal adenocarcinoma (“PDAC”), a subset of the study population, conducted in China by the Company’s partner, GenFleet Therapeutics (Shanghai), Inc. (“GenFleet”). The updated data were featured in a late-breaking abstract for oral presentation by GenFleet at the European Society for Medical Oncology 2025 on October 19, 2025, in Berlin, Germany.

A copy of this press release is furnished hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01 Other Events

Recent Developments

Updated Data from VS-7375 Phase 1/2 Monotherapy Study in Advanced KRAS G12D Mutant PDAC

GenFleet reported updated safety and efficacy data specific to patients with advanced KRAS G12D mutant PDAC from the Phase 1/2 monotherapy study in China. The study population includes 66 patients with advanced KRAS G12D mutant PDAC, of which 59 were heavily pre-treated patients with at least two prior lines of anticancer therapy. As of the data cutoff of September 27, 2025, 59 efficacy-evaluable patients had at least one post-treatment tumor assessment and achieved an overall response rate of 40.7% (24/59) (confirmed and unconfirmed) and a disease control rate of 96.7% (57/59), with the majority of patients (91.5%) experiencing a reduction in target lesions when treated with 600 mg of VS-7375 monotherapy per day. Overall Survival (“OS”) observed at month four was 92.2%. The median OS was not reached as of the data cutoff, with a median follow-up time of 5.65 months. The median progression-free survival (“PFS”) was 5.52 months with a median follow-up time of 5.65 months and a four-month PFS rate of 78.2%. At evaluation, 31 (47%) of patients were still on treatment with the longest duration of treatment eclipsing one year (367 days).

The safety profile in PDAC patients was consistent with the previously reported data at recent medical congresses. As of the data cutoff date of August 27, 2025, the most frequent treatment-related adverse events (“TRAEs”) occurring in at least 20% of patients were diarrhea, neutrophil count decreased, vomiting, nausea, anemia, white blood cell count decreased, decreased appetite, hypoalbuminemia, platelet count decreased, asthenia, aspartate aminotransferase increased, and alanine transferase increased. Grade 3 TRAEs occurred in 20 patients (30.3%) and a Grade 4 TRAE (neutropenia) occurred in one patient (1.5%). Of the 66 patients in the safety population, four patients (6.1%) had a dose reduction, and two (3%) discontinued due to TRAEs. No TRAE-related deaths were reported. The mean relative dose intensity was 93%.

VS-7375 is the lead program from the Verastem Oncology’s discovery and development collaboration with GenFleet. The Company announced in April 2025 that the U.S. Investigational New Drug (“IND”) application for VS-7375 was cleared and initiated a Phase 1/2a clinical trial in June 2025. GenFleet’s IND for VS-7375 (known as GFH375 in China) was approved in China in June 2024, and the first patient was dosed in a Phase 1/2 study in July 2024.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 19, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Dated: October 20, 2025	By:	/s/ Daniel W. Paterson
Daniel W. Paterson
Chief Executive Officer